Exhibit 5.1

[LETTERHEAD OF CALFEE, HALTER & GRISWOLD LLP]

August 9, 2001

Chart Industries, Inc.
5885 Landerbrook Drive, Suite 150
Cleveland, Ohio 44124

Re:	Second Amended and Restated Chart Industries, Inc. 1997 Stock Option and Incentive Plan (the "Plan")

We are familiar with the proceedings taken and proposed to be taken by Chart Industries, Inc., a Delaware corporation (the "Company"), with respect to 600,000 shares of common stock, par value $.01 per share, of the Company (the "Shares"), to be offered and sold from time to time pursuant to the Plan. As counsel for the Company, we have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

        In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable for purposes of the opinions expressed herein, and based thereon, we are of the opinion that:

1.	The Shares are duly authorized and, when issued and paid for in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

2.	When issued in accordance with the terms of the Rights Agreement, dated as of May 1, 1998, between the Company and National City Bank, as Rights Agent, as amended (the "Rights Agreement"), the Rights (as defined in the Rights Agreement) associated with the Shares will be validly issued.

The opinion set forth in paragraph 2 above is limited to the valid issuance of the Rights under the General Corporation Law of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance or application of the Rights, the enforceability of any particular provision of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among stockholders.

CALFEE, HALTER & GRISWOLD LLP

Chart Industries, Inc.
August 9, 2001

        This opinion letter is intended solely for your use in connection with the filing of the Registration Statement with respect to the Shares and may not be reproduced, filed publicly, or relied upon by any other person for any purpose without the express written consent of the undersigned.

        The opinions expressed herein are limited to matters of the General Corporation Law of the State of Delaware, and we express no view as to the effect of any other law on the opinions set forth herein.

        The opinions expressed herein are based on statutory laws and judicial decisions that are in effect on the date hereof, and we express no opinion with respect to any law, regulation, rule or governmental policy that may be enacted or adopted after the date hereof nor do we assume any responsibility to advise you thereof.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. Thomas F. McKee, a partner in this law firm, is a Director of the Company.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP
CALFEE, HALTER & GRISWOLD LLP